MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS & ADVISORS
PCAOB REGISTERED

July 6, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Moore & Associates, Chartered was previously principal accountant for Roman Acquisitions Corporation (the "Company") and reported on the financial statements of the Company for the years ended October 31, 2008 and 2007 and has reviewed the quarterly financial statements through January 31, 2009.  Effective June 17, 2009, we were dismissed by the Company as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated June 29, 2009, and we agree with such statements contained therein.

Sincerely,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered

July 6, 2009